EXHIBIT 99.1 TO FORM 4

Explanation of Responses:

(1)	This Form amends reporting persons’ original Forms 4 filed on October 3, 2016, November 7, 2016 and April 3, 2017

(2)

On June 1, 2016, Horton Capital Partners Fund, LP, a Delaware limited partnership (“HCPF”), was granted 1,746 shares of common stock, par value $0.01 per share (“Common Stock”), of Repro Med Systems, Inc. (the “Company”) in consideration for Mr. Manko’s service as Director for the quarter ended May 31, 2016. These shares were included in the reporting persons’ original Form 4 filed on October 3, 2016 with the incorrect transaction date.

(3)

This Form 4 is filed jointly by Horton Capital Management, LLC, a Delaware limited liability company (“HCM”), Horton Capital Partners LLC, a Delaware limited liability company (“HCP”), HCPF, and Joseph M. Manko, Jr.  Pursuant to investment management agreements, HCM maintains investment and voting power with respect to shares of Common Stock of the Company held by HCPF.  However, despite the delegation of investment and voting power to HCM, HCP may be deemed to be the beneficial owner of such securities under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, because HCP has the right to acquire investment and voting power through termination of investment management agreements with HCM.    HCM also acts as an investment adviser to certain managed accounts.  Under investment management agreements with managed account clients, HCM has investment and voting power with respect to 875,515 shares of Common Stock of the Company held in such managed accounts.  HCP is the general partner of HCPF.  Mr. Manko is the managing member of both HCM and HCP.

(4)

On September 1, 2016, HCPF was granted 7,102 shares of Common Stock in consideration for Mr. Manko’s service as Director for the quarter ended August 31, 2016.  These shares were included in the reporting persons’ original Form 4 filed on November 7, 2016 with the incorrect transaction date.

(5)

On December 1, 2016, HCPF was granted 6,793 shares of Common Stock in consideration for Mr. Manko’s service as Director for the quarter ended November 30, 2016.  These shares were included in the reporting persons’ original Form 4 filed on April 3, 2017 with the incorrect transaction date.

(6)	On March 1, 2017, HCPF was granted 7,353 shares of Common Stock in consideration for Mr. Manko’s service as Director for the quarter ended February 28, 2017.

The filing of this statement shall not be construed as an admission (a) that the person filing this statement is, for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, the beneficial owner of any equity securities covered by this statement, or (b) that this statement is legally required to be filed by such person.